EXHIBIT 6.1

Exhibit 6.1  Employment Agreement between the Registrant and David Sackler

Adirondack has no written employment agreement with David Sackler; however, terms of the Company's verbal employment agreement with David Sackler are described in this document under Part I, Item 6, Executive Compensation.